Limited Term Tax-Exempt Bond Fund of America
333 South Hope Street
Los Angeles, CA 90071

Telephone (213) 486-9200
Fax (213) 486-9455

January 31, 2012

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$31,718
Class B	$89
Class C	$724
Class F1	$1,510
Class F2	$2,170
Total	$36,211

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2204
Class B	$0.1645
Class C	$0.1605
Class F1	$0.2163
Class F2	$0.2394

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	147,403
Class B	472
Class C	4,524
Class F1	7,347
Class F2	9,878
Total	169,624

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$16.30
Class B	$16.30
Class C	$16.30
Class F1	$16.30
Class F2	$16.30